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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 29, 2003

UnitedGlobalCom, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-496-58 (Commission File Number)	84-1602895 (IRS Employer Identification #)
4643 South Ulster Street, Suite 1300, Denver, CO 80237 (Address of Principal Executive Office)
(303) 770-4001 (Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

        As previously disclosed, VTR GlobalCom S.A. ("VTR"), the 100% owned Chilean subsidiary of UnitedGlobalCom, Inc. (the "Company"), is party to a Credit Agreement dated as of April 29, 1999, among VTR, the subsidiary guarantors of VTR listed on the signature pages thereto, Toronto Dominion Bank (Texas), Inc., as agent for the lenders party thereto, and each of the lenders party thereto (as amended, the "Credit Agreement"). The principal amount of U.S.$138 million owed by VTR under the Credit Agreement was due to mature on April 29, 2003. VTR has entered into an Extension Agreement, dated as of April 29, 2003, with the parties to the Credit Agreement (the "Extension Agreement"), extending the maturity date of the loans provided for by the Credit Agreement until May 29, 2003 (the "Extension Period"). As previously reported in the Annual Report on Form 10-K of the Company, VTR is currently negotiating to refinance the Credit Agreement in order to extend the maturity for approximately three years. As part of this refinancing, VTR may be required to pay down amounts owed under the Credit Agreement and capitalize certain shareholder loans to VTR, among other conditions. It is expected that VTR and the lenders under the Credit Agreement should be able to conclude these negotiations within the Extension Period.

        A copy of the Extension Agreement is attached as Exhibit 10.1 hereto.

Item 7. Financial Statements and Exhibits.

  (c)
  Exhibits.

Exhibit Number	Description
10.1	Extension Agreement, dated as of April 29, 2003, among VTR, the subsidiaries of VTR listed on the signature pages thereto, Toronto Dominion Bank (Texas), Inc., as agent for the lenders party to the Credit Agreement, and each of the lenders party to the Credit Agreement.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.
By:	/s/ FREDERICK G. WESTERMAN III Frederick G. Westerman III Chief Financial Officer

Date: April 29, 2003

EXHIBIT INDEX

Exhibit Number	Description
10.1	Extension Agreement, dated as of April 29, 2003, among VTR, the subsidiaries of VTR listed on the signature pages thereto, Toronto Dominion Bank (Texas), Inc., as agent for the lenders party to the Credit Agreement, and each of the lenders party to the Credit Agreement.

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  Item 5. Other Events and Regulation FD Disclosure.
  Item 7. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX